UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  May 3, 2013

KEMET Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-15491	57-0923789
(State or other	(Commission File Number)	(IRS Employer
jurisdiction)		Identification No.)

2835 KEMET Way, Simpsonville, SC	29681
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (864) 963-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐              Written communications pursuant to Rule 425 under the Securities Act (17 CRS 230.425)

☐              Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐              Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐              Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 9, 2013, KEMET Corporation (the “Company”) announced the resignations of Conrado Hinojosa, Executive Vice-President, Tantalum Business Group, and Marc Kotelon, Executive Vice President, Global Sales, effective immediately.  While the final terms of the separation with Mr. Hinojosa have not been finalized, it is expected that Mr. Hinojosa will receive, subject to certain qualifications, (i) separation pay in a lump sum amount equal to his base pay for twelve (12) months, (ii) certain health insurance, group life insurance and disability insurance benefits for twelve (12) months, and (iii) outplacement services, all of which is in accordance with the Company’s existing severance policy.  In addition, Mr. Hinojosa is subject to a non-competition provision for a period of twelve (12) months pursuant to the terms of an existing agreement.

While the final terms of the separation with Mr. Kotelon have not been finalized, it is expected that Mr. Kotelon will receive, subject to certain qualifications, separation pay in a lump sum amount to be determined.  In addition, Mr. Kotelon is subject to a non-competition provision for a period of twelve (12) months pursuant to the terms of an existing agreement.

Messrs. Hinojosa and Kotelon are expected to remain employed by the Company to assist in the transition of their duties through the end of June 2013, and may be retained to provide consulting services after this period.

A copy of the press release announcing the resignations is furnished as Exhibit 99.1 to this report.

Item 9.01 Financial Statements and Exhibits

(d)      Exhibits

Exhibit No.	Description of Exhibit

99.1	Press Release, dated May 9, 2013, issued by the Company.

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 9, 2013	KEMET Corporation

/s/ William M. Lowe, Jr.
William M. Lowe, Jr.
Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release, dated May 9, 2013, issued by the Company.